Exhibit 15.1

April 28, 2023

To：Zhangmen Education Inc.

No.1666 North Sichuan Road

Hongkou District

Shanghai 200080

People’s Republic of China

Dear Sir or Madam:

We hereby consent to the reference to our firm in “Item 3. Key Information—Contractual Arrangements with The VIE and The VIE’s Shareholder”, “Item 3. Key Information—Permission Required from the PRC Authorities for Our Operations and Overseas Securities Offerings”, “Item 4. Information on the Company—4.B. Business Overview—Enforceability of Civil Liabilities—PRC”, “Item 4. Information on the Company—4.C. Organizational Structure—Contractual Arrangements with The VIE and The VIE’s Shareholder,” and “Item 10. Additional Information—10.E. Taxation” in the annual report on Form 20-F for the fiscal year ended 31 December 2022, which is filed by Zhangmen Education Inc. on date hereof with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

We also consent to the filing with the Securities and Exchange Commission of this consent letter as an exhibit to the annual report on Form 20-F for the fiscal year ended 31 December 2022. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm